ACQUISITION AGREEMENT

by and among

THE VAPOR GROUP, INC.,
a Florida corporation

AMERICAN VAPORIZER, LLC,
a Delaware limited liability company

and

THE UNIT HOLDERS OF AMERICAN VAPORIZER, LLC

Dated: March 31, 2014

ACQUISITION AGREEMENT

This Acquisition Agreement (the "Agreement") is dated as of this 31st day of March, 2014 (the "Effective Date") by and between the VAPOR GROUP, INC., a Florida corporation ("VGI"), with an address of 3901 SW 47th Avenue, Davie, Florida 33314, AMERICAN VAPORIZER, LLC, a Delaware limited liability company, ("AMV"), with a business address of 151 North Nob Hill Road, Unit 169, Plantation, Florida 33324, and the membership unit holders of AMV owning one hundred percent of the membership units of AMV (the "Unit Holders"). Each of VGI, AMV, and the Unit Holders shall be referred to as a "Party" and collectively as the "Parties."

The Parties agree as follows:

1. *The Acquisition.*

1.1 ***Share Exchange.*** On the terms and conditions herein, at the Closing (as hereinafter defined) to be held as provided in Section 2, VGI, which owns twenty-five (25) of the membership units of AMV (the "AMV Units") of the one hundred (100) total issued and outstanding AMV Units, or 25% of the total AMV Units, shall acquire an additional twenty-six (26) AMV Units, or an additional 26% of the total AMV Units, from the Unit Holders owning the remaining seventy-five (75) issued and outstanding AMV Units or 75% of the total AMV Units, and the Unit Holders owning the twenty-six (26) AMV Units shall deliver to VGI in exchange for the VGI Shares (as hereinafter described), (the "Securities Exchange"), their twenty-six (26) AMV Units, free and clear of all Encumbrances other than restrictions imposed by Federal and State securities laws and regulations, such that at Closing VGI owns fifty-one percent (51%) of the total one hundred (100) issued and outstanding AMV Units and as a result, AMV becomes a majority-owned subsidiary of VGI.

1.2 ***Maximum VGI Shares To Be Issued.***

a. Following Closing (as hereinafter defined), in exchange for the twenty-six (26) AMV Units, VGI shall issue to the Unit Holders transferring the twenty-six (26) AMV Units, in book form or certificate form recorded on the books and records of VGI, over time and per the terms and conditions herein and those defined in the attached Exhibit A, a maximum of seventeen million (17,000,000) restricted shares of the common stock of VGI (the "VGI Shares") as hereinafter described. The VGI Shares to be issued shall not be subject to any claims, liabilities, liens, charges, encumbrances or equities of any kind, other than the

VGI ("Svorai") Initials DS
Accurate Venture, Inc. ("Fisher") Initials WF
Robant, LLC ("Ferlanti") Initials RF
Robant, LLC ("Johnson") Initials ________

restrictions imposed by Federal and State securities laws and regulations and the terms and conditions of this Agreement.

b. Of the total of seventeen million (17,000,000) VGI Shares issuable under this Agreement, at Closing seven million (7,000,000) VGI Shares (the "Initial VGI Share Issuance") shall be issued by VGI to the Unit Holders exchanging the twenty-six (26) AMV Units for the VGI Shares as listed in Exhibit A, item "1." and such Initial VGI Share Issuance shall to be deducted from the total seventeen million (17,000,000) VGI Shares issuable under this Agreement, such that ten million (10,000,000) VGI Shares remain which shall be issuable in connection to the revenue performance of AMV, cf., Exhibit A and Exhibit B (the "VGI Performance Shares").

c. The VGI Initial Share Issuance shall represent the full value of the twenty-six (26) AMV Units as of the Effective Date and until the end of time, and shall be an exclusive consideration for the consummation of this Agreement and not connected in any way to the issuance of any VGI Performance Shares. The Initial VGI Share Issuance shall be issued to said Unit Holders by the Transfer Agent within five (5) business days following Closing. The remaining VGI Performance Shares shall be issued over time per Exhibit A and Exhibit B.

1.3 ***Assets and Liabilities of AMV.***

1.3.1 *Assets of AMV.* The Unit Holders as listed in Exhibit A, item "1." represent that they are the sole membership unit holders of AMV, and therefore the owners, of AMV and hereby transfer to VGI per the terms and conditions of this Agreement all their proportionate interests in AMV as represented by the twenty-six (26) AMV Units and all their proportionate interests in any and all AMV assets as represented by the twenty-six (26) AMV Units, as recorded on AMV's balance sheet of its financial statements (the "AMV Assets") as disclosed to VGI prior to Closing. Said Unit Holders shall represent and warrant that such AMV Assets are free and clear of any and all Encumbrances (as hereinafter defined), except as disclosed to VGI in writing prior to Closing.

1.3.2 *Liabilities of AMV.* The Unite Holders exchanging the twenty-six (26) AMV Units for the VGI Shares as listed in Exhibit A, item "1." agree that they shall retain, jointly and severally, following the Closing, any and all responsibilities that existed pre-Closing to satisfy any and all trade debt or other debt obligations of AMV as listed on AMV's financial statements at the time of Closing (the "Debt Obligations"), proportional to their ownership interests in

VGI ("Svorai") Initials DS
Accurate Venture, Inc. ("Fisher") Initials WF
Robant, LLC ("Ferlanti") Initials AF
Robant, LLC ("Johnson") Initials ______

AMV following the Closing, such that the Unite Holders exchanging the twenty-six (26) AMV Units for the VGI Shares as listed in Exhibit A item "1." shall be responsible and liable for forty-nine percent (49%) of the Debt Obligations and VGI shall be responsible for fifty-one percent (51%) of the Debt Obligations, except that, at the time of Closing, should there be any debt which is an obligation of AMV and which has been undisclosed to VGI in writing, said undisclosed debt shall be the sole obligation of the Unite Holders exchanging the twenty-six (26) AMV Units for the VGI Shares as listed in Exhibit A item "1."who shall be solely responsible for its satisfaction; not VGI.

1.4 ***Additional Agreements of Unit Holders Retaining 49% of AMV Post-Closing.*** The Unit Holders as listed in Exhibit A, owning the forty-nine (49) AMV Units not acquired by VGI at Closing, which represent forty-nine percent (49%) of the ownership interest of AMV, understand agree and acknowledge that at Closing each such Unit Holder, and member thereof, shall be required to enter into a non-compete, non-disclosure and non-circumvention agreement in connection with this Agreement and for the protection of the current and ongoing business interests of VGI over time (the "NDA, Non-Compete, Non-Circumvention Agreements"). Said Non-Disclosure, Non-Compete, Non-Circumvention Agreements will be negotiated pre-Closing by and between VGI and each such Unit Holder and each such Unit Holder's member.

2. ***The Closing.***

2.1 ***Place and Time.*** The closing of the transaction contemplated herein shall occur at the offices of VGI not later than 5 P. M. (Eastern Standard time) on Monday, March 31, 2014, or at such other place, date and time as the Parties may agree in writing (the "Closing Date").

2.2 ***Deliveries by AMV at Closing to VGI.*** At the Closing, AMV shall deliver the following:

a. Detailed schedules of all AMV Assets and all direct or contingent liabilities of AMV, including any and all debt due the Unit Holders, its affiliates, or third parties;

b. Any and all documents relating to any intellectual property owned by, filed for, or rented/leased to, AMV;

VGI ("Svorai") Initials DS
Accurate Venture, Inc. ("Fisher") Initials WF
Robant, LLC ("Ferlanti") Initials AF
Robant, LLC ("Johnson") Initials ____________

c. All other documents, instruments and writings required by this Agreement to be delivered by AMV at the Closing and any other documents or records relating to AMV's business that has been reasonably requested by VGI and its representatives or consultants, prior to the Closing; and

d. Notarized documents transferring the twenty-six (26) AMV Units to VGI.

2.3 ***Deliveries by VGI at Closing to AMV.*** At the Closing, VGI shall deliver the following:

a. Documents including, but not limited to, a "Unanimous Consent" resolution of its Board of Directors and an instruction letter to VGI's transfer agent, Interwest Transfer Co., Inc., 1981 East Murray-Holladay Rd., Salt Lake City, UT 84117, (the "Transfer Agent"), verifying the issuance to, and/or reserve for, the Unit Holders of a maximum of up to seventeen million (17,000,000) VGI Shares, which VGI Shares shall be free and clear of all Encumbrances other than restrictions imposed by Federal and State securities laws and regulations. Of this total of VGI Shares, seventeen million (17,000,000) VGI Shares, the Initial VGI Share Issuance of seven million (7,000,000) VGI Shares shall be issued and delivered by the Transfer Agent to the Unit Holders listed in Exhibit A within five (5) business days following Closing, which Initial VGI Share Issuance shall to be subtracted from the total VGI Shares potentially issuable under this Agreement over time, or a maximum of up to seventeen million (17,000,000) VGI Shares, consisting of the Initial VGI Shares plus the VGI Performance Shares.

b. All documents, instruments and writings required by this Agreement to be delivered by VGI at the Closing.

2.4 ***Deliveries by the Unit Holders.*** At the Closing, the Unit Holders shall deliver to VGI the following:

a. Any and all documents required in order to transfer the twenty-six (26) AMV Units to VGI.

b. All other documents, instruments and writings required by this Agreement to be delivered at the Closing including, but not limited to, any and all fully-executed and notarized Non-Disclosure, Non-Compete, Non-Circumvention Agreements.

VGI ("Svorai") Initials DS
Accurate Venture, Inc. ("Fisher") Initials WF
Robant, LLC ("Ferlanti") Initials AF
Robant, LLC ("Johnson") Initials ______

3. ***Conditions to VGI's Obligations.***

The obligations of VGI to consummate the Closing shall be subject to the satisfaction, at or prior to the Closing, of the following conditions, any one or more of which may be waived by VGI:

3.1 ***No Injunction.*** There shall not be in effect any injunction, order or decree of a court of competent jurisdiction that prevents the consummation of the transactions contemplated hereby, or that prohibits VGI's acquisition of the twenty-six (26) AMV Units or the issuance of the VGI Shares or that will require any divestiture as a result of VGI's acquisition of said AMV Units or that will require all or any part of the business of VGI to be held separate; no litigation or proceedings seeking the issuance of such an injunction, order or decree or seeking to impose substantial penalties on VGI or AMV if this Agreement is consummated shall be pending.

3.2 ***Representations, Warranties and Agreements.*** (a) The representations and warranties of AMV set forth in this Agreement shall be true and complete in all material respects as of the Closing Date as though made at such time, and (b) AMV and the Unit Holders shall have performed and complied in all material respects with the agreements contained in this Agreement and any and all additional agreements required to be performed and complied with by it at, or prior to, the Closing, including, but not limited to, the Non-Disclosure, Non-Compete, Non-Circumvention Agreements.

3.3 ***Regulatory Approvals.*** All licenses, authorizations, consents, orders and regulatory approvals of Governmental Bodies necessary for the consummation of VGI's acquisition of the AMV Units shall have been obtained and shall be in full force and effect.

3.4 ***Approval of VGI Directors.*** The transactions described herein shall be approved by the VGI Board of Directors, which approval shall be delivered at the Closing.

4. ***Conditions to AMV's and the Unit Holders' Obligations.***

The obligations of AMV and the Unit Holders to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by AMV and the Unit Holders:

VGI ("Svorai") Initials DS
Accurate Venture, Inc. ("Fisher") Initials WF
Robant, LLC ("Ferlanti") Initials AF
Robant, LLC ("Johnson") Initials ____

4.1 ***No Injunction.*** There shall not be in effect any injunction, order or decree of a court of competent jurisdiction that prevents the consummation of the transactions contemplated hereby, or that prohibits VGI's acquisition of the twenty-six (26) AMV Units or the Unit Holders' acquisition of the VGI Shares, or that will require any divestiture as a result of VGI's acquisition of said AMV Units or the Unit Holders' acquisition of the VGI Shares, or that will require all or any part of the business of VGI or AMV to be held separate; no litigation or proceedings seeking the issuance of such an injunction, order or decree or seeking to impose substantial penalties on VGI or AMV if this Agreement is consummated shall be pending.

4.2 ***Representations, Warranties and Agreements.*** (a) The representations and warranties of VGI set forth in this Agreement shall be true and complete in all material respects as of the Closing Date as though made at such time, and (b) VGI shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing.

4.3 ***Regulatory Approvals.*** All licenses, authorizations, consents, orders and regulatory approvals of Governmental Bodies necessary for the consummation of VGI's acquisition of the AMV Units and the Unit Holders' acquisition of the VGI Shares shall have been obtained and shall be in full force and effect.

5. Conduct of Business Prior to the Closing.

5.1 ***Operation in Ordinary Course.*** Prior to Closing, VGI and AMV shall each conduct its businesses in all material respects in the ordinary course.

5.2 ***Business Organization.*** Prior to Closing, VGI and AMV shall each (a) preserve substantially intact their business organization; and (b) preserve in all material respects their present business relationships and good will.

5.3 ***Organizational Structure.*** Prior to Closing, VGI and AMV shall not cause or permit any amendment of its respective certificate of incorporation/organization or bylaws or operating agreement and shall not:

a. Issue, sell or otherwise dispose of any of its Equity Securities, or create, sell or otherwise dispose of any options, rights, conversion rights or other agreements or commitments of any kind relating to the issuance, sale or

VGI ("Svorai") Initials DS
Accurate Venture, Inc. ("Fisher") Initials WA
Robant, LLC ("Ferlanti") Initials AF
Robant, LLC ("Johnson") Initials ______

disposition of any of its Equity Securities without the advance notice of to the other Party;

b. Create or suffer to be created any Encumbrance thereon, or create, sell or otherwise dispose of any options, rights, conversion rights or other agreements or commitments of any kind relating to the sale or disposition of any Equity Securities;

c. Reclassify or otherwise change any of its Equity Securities;

d. Be party to any merger, consolidation or other business combination;

e. Sell, lease, license or otherwise dispose of any of its properties or assets (including, but not limited to intellectual property rights), in an amount which is material to its business or financial condition, except in the ordinary course of business.

6. Definitions.

As used in this Agreement, the following terms have the meanings specified or referred to in this Section 6.

6.1 "Encumbrances." Any security interest, mortgage, lien, charge, adverse claim or restriction of any kind, including, but not limited to, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, other than a restriction on transfer arising under Federal or state securities laws and regulations.

6.2 "Equity Securities." See Rule 3a11-1 under the Securities Exchange Act of 1934.

6.3 "Governmental Body." Any domestic or foreign national, state or municipal or other local government or multi-national body, any subdivision, agency, commission or authority thereof.

6.4 "Person." Any individual, corporation, partnership, joint venture, trust, association, unincorporated organization, other entity, or Governmental Body.

7. ***Representations and Warranties of VGI***

VGI hereby represents and warrants to AMV that:

7.1 ***Organization.*** VGI is a corporation duly organized, validly existing and in good standing under the laws of Florida and has all necessary corporate powers to

VGI ("Svorai") Initials DS
Accurate Venture, Inc. ("Fisher") Initials WF
Robant, LLC ("Ferlanti") Initials AF
Robant, LLC ("Johnson") Initials ______

beneficially control and own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each of the political geographic locales where its business requires qualification.

7.2 ***Certain Agreements.*** VGI is not in default of any contract, agreement, undertaking or arrangement to which it is bound wherein such default could be reasonably expected to have a material adverse effect on the business, assets, properties, operations, results of operations, condition (financial or otherwise) or prospects of VGI (a "Material Adverse Effect").

7.3 ***Capitalization.*** The authorized capital of VGI consists of two billion (2,000,000,000) shares of common stock, $0.001 par value per share, of which three hundred and sixty-nine million, one hundred and seventy-three thousand, seven hundred and five (369,173,705) shares are issued and outstanding as of the Effective Date, and fifteen million (15,000,000) shares of preferred stock, $0.001 par value per share. Designations and preferences have been filed with the State of Florida as of the date of Closing for the preferred stock. All of the shares outstanding are duly and validly issued, fully paid and non-assessable. There are no outstanding subscriptions, options, rights, warrants, debentures, instruments, convertible securities or other agreements or commitments obligating VGI to issue any additional shares of any class.

7.4 ***Subsidiaries/Operating Divisions.*** As of the date of this Agreement, VGI has the following three (3) subsidiaries, each of which is a Florida corporation: (i) Total Vapor Inc (ii) Vapor 123 Inc, and (iii) Vapor Products, Inc.

7.5 ***Directors and Executive Officers.*** The names and titles of the directors and officers of VGI are as follows:

Name	Position
Dror Svorai	President and Treasurer, Director
Yaniv Nahon	Corporate Secretary, Vice President and Chief Operating Officer, Director
Jorge Schcolnik	Vice President, Chief Financial Officer, Director

VGI ("Svorai") Initials DS
Accurate Venture, Inc. ("Fisher") Initials WF
Robant, LLC ("Ferlanti") Initials AF
Robant, LLC ("Johnson") Initials ______

7.6 ***Compliance with Laws and Regulations.*** To the best of VGI's knowledge, VGI has complied with, and are not in violation of, applicable federal, state or local statutes, laws and regulations, including federal and state securities laws, except where such non-compliance would not have a material adverse impact upon its business or properties.

7.7 ***Authority.*** The Board of Directors of VGI and a majority of votes of the Unit Holders have authorized the execution of this Agreement and the consummation of the transactions contemplated herein, and VGI has full power and authority to execute, deliver and perform this Agreement, and this Agreement is a legal, valid and binding obligation of VGI and is enforceable in accordance with its terms and conditions.

7.8 ***Ability to Carry Out Obligations.*** The execution and delivery of this Agreement by VGI and the performance by VGI of its obligations hereunder in the time and manner contemplated will not cause, constitute or conflict with or result in (a) any breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, instrument, article of incorporation, bylaw, or other agreement or instrument to which VGI is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of VGI, or (c) an event that would result in the creation or imposition of any lien, charge or encumbrance on any asset of VGI.

7.9 ***Undisclosed Liabilities.*** As of the date of Closing, VGI shall have no debts, liabilities, liens or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, unliquidated or otherwise and whether due or to become due) arising out of transactions entered into on or prior to the date of Closing, or any transaction, series of transactions, action or inaction occurring on or prior to the date of Closing, or any state of facts or condition existing on or prior to the date of Closing (regardless of when such liability or obligation is asserted) except such debts, liabilities or obligations that have been disclosed to AMV prior to the Closing of this Agreement, or as stated in the financial statements as of December 31, 2013 (the "VGI Financial Statements"). The VGI Financial Statements shall present fairly, in all material respects, the financial condition of VGI.

7.10 ***Tax Returns.*** VGI represents that it has filed, or will file, all federal, state and local tax returns required by law and has paid all taxes, assessments and penalties

VGI ("Svorai") Initials DS
Accurate Venture, Inc. ("Fisher") Initials WF
Robant, LLC ("Ferlanti") Initials AF
Robant, LLC ("Johnson") Initials ______

due and payable. The provisions for taxes, except those listed in this section, if any, are accurately reflected in the VGI Financial Statements and are adequate, and there are not any federal, state, county or local taxes past due, whether or not disputed, which have not been disclosed to AMV in writing prior to Closing.

7.11 ***Litigation and Complaints.***

a. VGI is not engaged in any litigation or arbitration proceedings, and there are no such proceedings or suits pending or, to the knowledge of VGI, threatened against or by VGI. To the best of VGI's knowledge, there are no matters or circumstances which are likely to give rise to any such litigation or arbitration proceedings by or against VGI.

b. VGI is not subject to any investigation, inquiry or enforcement proceedings or processes by any governmental entity, and to the best of VGI's knowledge, there are no matters or circumstances which are likely to give rise to any such investigation, inquiry, proceedings or process.

7.12 ***Absence of Changes.*** Since the date of the VGI Financial Statements, there has not been any change in financial condition or operations of VGI except changes in the ordinary course of business, which changes have not in the aggregate been materially adverse.

7.13 ***Indemnification.*** VGI agrees to indemnify, defend and hold AMV harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorney fees asserted by third parties against AMV which arise out of, or result from (i) any breach by VGI in performing any of its covenants or agreements under this Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by VGI under this Agreement, (ii) a failure of any representation or warranty herein or (iii) any untrue statement made by VGI in this Agreement.

7.14 ***Restricted Securities.*** VGI acknowledges that all of the VGI Shares to be issued to AMV shall be restricted pursuant to Rule 144 and exempt from the registration requirements of the Securities Act of 1933, as amended.

7.15 ***Criminal or Civil Acts.*** For the period of five years prior to the execution of this Agreement, no executive officer, director or principal stockholder of VGI has been convicted of a felony crime, filed for personal bankruptcy, been the

VGI ("Svorai") Initials DS
Accurate Venture, Inc. ("Fisher") Initials WF
Robant, LLC ("Ferlanti") Initials AF
Robant, LLC ("Johnson") Initials ______

subject of a Commission or NASD/FINRA judgment or decree, or is currently the subject to any investigation in connection with a felony crime or Commission or NASD/FINRA proceeding.

7.16 ***Full Disclosure.*** None of the representations and warranties made by VGI herein, certificate or memorandum furnished or to be furnished by VGI, or on its behalf, contains or will contain any untrue statement of material fact or omit any material fact the omission of which would be misleading.

8. Representations and Warranties of AMV

AMV represents and warrants to VGI and Unit Holders that:

8.1 ***Organization.*** AMV is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, has all necessary corporate powers to carry on its business, and is duly qualified to do business and is in good standing in each of the states where its business requires qualification.

8.2 ***Certain Agreements.*** AMV is not in default of any contract, agreement, undertaking or arrangement to which it is bound wherein such default could be reasonably expected to have a material adverse effect on the business, assets, properties, operations, results of operations, condition (financial or otherwise) or prospects of AMV (a "Material Adverse Effect").

8.3 ***Capitalization.*** The authorized capital of AMV consists of 100 membership units ("AMV Units") of which 100 AMV Units are issued and outstanding as of the Effective Date and owned by the Unit Holders. All AMV Units outstanding are duly and validly issued, fully paid and non-assessable. There are no outstanding subscriptions, options, rights, warrants, debentures, instruments, convertible securities or other agreements or commitments obligating AMV to issue any additional AMV Units of any class.

8.4 ***Subsidiaries/Operating Divisions; Investment in Other Enterprise.*** AMV has no subsidiaries or operating divisions. AMV does not own any interest in any other enterprise (whether or not such enterprise is a corporation).

8.5 ***Managing Members.*** The names and titles of the managing members of AMV prior to Closing are as follows:

VGI ("Svorai") Initials DS
Accurate Venture, Inc. ("Fisher") Initials WF
Robant, LLC ("Ferlanti") Initials AF
Robant, LLC ("Johnson") Initials ______

Name	Position
William Fisher	Managing Member (Representing Unit Holder, Accurate Ventures, Inc.)
Anthony Ferlanti	Managing Member (Representing Unit Holder, Robant, LLC)
Dror Svorai	Managing Member (Representing Unit Holder, Vapor Group, Inc.)

8.6 ***Compliance with Laws.*** To the best of AMV's knowledge, AMV has complied with, and is not in violation of, applicable federal, state or local statutes, laws and regulations, including federal and state securities laws, except where such non-compliance would not have a material adverse impact upon its business or properties.

8.7 ***Authority.*** The Managing Members of AMV have authorized the execution of this Agreement, have authorization to bind the membership of AMV to the terms and conditions herein, and the consummation of the transactions contemplated herein, and AMV has full power and authority to execute, deliver and perform this Agreement, and this Agreement is a legal, valid and binding obligation of AMV and is enforceable in accordance with its terms and conditions.

8.8 ***Ability to Carry Out Obligations.*** The execution and delivery of this Agreement by AMV and the performance by AMV of its obligations hereunder in the time and manner contemplated will not cause, constitute or conflict with or result in (a) any breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, instrument, article of incorporation, bylaw, or other agreement or instrument to which AMV is a party, or by which it may be bound, nor will any consents or authorizations of any party other than its membership, (b) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of AMV, or (c) an event that would result in the creation or imposition of any lien, charge or encumbrance on any asset of AMV.

8.9 ***Undisclosed Liabilities.*** As of the date of Closing, AMV shall have no debts, liabilities, liens or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, unliquidated or otherwise and whether due or to become due) arising out of transactions entered into on or prior to the date of

VGI ("Svorai") Initials DS
Accurate Venture, Inc. ("Fisher") Initials WF
Robant, LLC ("Ferlanti") Initials AF
Robant, LLC ("Johnson") Initials ______

Closing, or any transaction, series of transactions, action or inaction occurring on or prior to the date of Closing, or any state of facts or condition existing on or prior to the date of Closing (regardless of when such liability or obligation is asserted) except such debts, liabilities or obligations that have been disclosed to VGI in writing prior to the Closing of this Agreement, or as stated in the financial statements as of December 31, 2013 (the "AMV Financial Statements") provided to VGI prior to Closing. The AMV Financial Statements shall present fairly, in all material respects, the financial condition of AMV.

8.10 ***Tax Returns.*** AMV, within the times and in the manner prescribed by law, has filed, or will file, any and all federal, state and local tax returns required by law, and has paid, or will pay, all taxes, assessments and penalties due and payable. The provisions for taxes, if any, are accurately reflected in its AMV Financial Statements and are adequate, and there are not any federal, state, county or local taxes past due, whether or not disputed, which have not been disclosed to VGI in writing prior to Closing.

8.11 ***Litigation and Complaints.***

a. AMV is not engaged in any litigation or arbitration proceedings, and there are no such proceedings or suits pending or, to the knowledge of AMV, threatened against or by AMV.

b. AMV is not subject to any investigation, inquiry or enforcement proceedings or processes by any governmental entity, and to the best of AMV's knowledge, there are no matters or circumstances which are likely to give rise to any such investigation, inquiry, proceedings or process.

8.12 ***Absence of Changes.*** Since the date of the Financial Statements, there has not been any change in financial condition or operations of AMV except changes in the ordinary course of business, which changes have not in the aggregate been materially adverse, or changes which have been disclosed prior to Closing to VGI.

8.13 ***Indemnification.*** AMV agrees to indemnify, defend and hold VGI harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorney fees asserted by third parties against VGI which arise out of, or result from (i) any breach by AMV in performing any of its covenants or agreements under this Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by AMV under this

VGI ("Svorai") Initials DS
Accurate Venture, Inc. ("Fisher") Initials WF
Robant, LLC ("Ferlanti") Initials AF
Robant, LLC ("Johnson") Initials ________

Agreement, (ii) a failure of any representation or warranty herein or (iii) any untrue statement made by AMV in this Agreement.

8.14 ***Restricted Securities.*** AMV acknowledges that all of the AMV Units to be exchanged for the VGI Shares by the Unit Holders are restricted securities.

8.15 ***Criminal or Civil Acts.*** For the period of five years prior to the execution of this Agreement, no managing member or member of AMV has been convicted of a felony crime, filed for personal bankruptcy, been the subject of a Commission or NASD/FINRA judgment or decree, or is currently the subject to any investigation in connection with a felony crime or Commission or NASD/FINRA proceeding.

8.16 ***Full Disclosure.*** None of the representations and warranties made by AMV herein, certificate or memorandum furnished or to be furnished by AMV, or on its behalf, contains or will contain any untrue statement of material fact or omit any material fact the omission of which would be misleading.

9. Representations and Warranties of Unit Holders

9.1 ***Share Ownership.*** The Unit Holders listed in Exhibit A, item "1." own one hundred percent (100%) of the total issued and outstanding AMV Units as of the Effective Date. Such AMV Units are not held beneficially, and such AMV Units are not subject to any claims, liabilities, liens, charges, encumbrances or equities of any kind. The Unit Holders hold the authority to exchange their twenty-six (26) AMV Units pursuant to this Agreement and to deliver said AMV Units to VGI at Closing, and will therein transfer to VGI valid title thereto, free and clear of all claims, liabilities, liens, pledges or charges of any kind.

9.2 ***Investment Intent.*** The Unit Holders understand and acknowledge that the twenty-six (26) AMV Units are being exchanged for the VGI Shares in reliance upon the exemption provided in 4(2) of the Securities Act of 1933, as amended, for non-public offerings; and make the following representations and warranties, with the intent that the same may be relied upon in determining their suitability to acquire the VGI Shares:

a. The VGI Shares are being acquired solely for the account of each of the Unit Holders exchanging the twenty-six (26) AMV Units for the VGI Shares, for investment purposes only, and not with a view toward, or for sale in connection

VGI ("Svorai") Initials DS
Accurate Venture, Inc. ("Fisher") Initials WF
Robant, LLC ("Ferlanti") Initials AF
Robant, LLC ("Johnson") Initials ________

with, any distribution thereof, and with no present intention of distributing or reselling any portion of the VGI Shares.

b. Each Unit Holder exchanging the twenty-six (26) AMV Units for the VGI Shares agrees not to dispose of its VGI Shares or any portion thereof unless and until corporate securities counsel for VGI shall have determined that the intended disposition is permissible and does not violate the Securities Act of 1933, as amended, or any applicable state securities laws, or the rules and regulations thereunder.

c. Each Unit Holder exchanging the twenty-six (26) AMV Units for the VGI Shares acknowledges that VGI has made all documents pertaining to all aspects of the transactions contemplated herein available to them and to their qualified representatives, if any, and has offered such person(s) an opportunity to discuss the transactions contemplated herein with an/the officer(s) of VGI.

d. Each Unit Holder exchanging the twenty-six (26) AMV Units for the VGI Shares is knowledgeable and experienced in making and evaluating investments of this nature and desires to accept the Securities Exchange on the terms and conditions of this Agreement.

e. Each Unit Holder exchanging the twenty-six (26) AMV Units for the VGI Shares is able to bear the economic risk of the investment that results from the Securities Exchange.

f. Each Unit Holder exchanging the twenty-six (26) AMV Units for the VGI Shares understands that its investment in the VGI Shares is not liquid, and has adequate means of providing for its current needs and contingencies and has no need for liquidity in this investment.

9.3 ***Indemnification.*** The Unit Holders exchanging the twenty-six (26) AMV Units for the VGI Shares recognize that the offer of the VGI Shares in the Securities Exchange is based upon its representations and warranties set forth and contained herein and as represented in the financial statements of AMV submitted to VGI pre-Closing, and hereby agree to jointly and severally indemnify and hold harmless VGI, its current officers, directors, employees, consultants, representatives and agents, against all liability (under any theory of liability), costs or expenses (including reasonable attorney's) arising as a result of any misrepresentation made herein by any of said Unit Holders, or against any and all

VGI ("Svorai") Initials DS
Accurate Venture, Inc. ("Fisher") Initials MF
Robant, LLC ("Ferlanti") Initials AF
Robant, LLC ("Johnson") Initials ____

debt obligations of AMV that were undisclosed to VGI in writing pre-Closing (cf. Section 1.3.2).

9.4 ***Restricted Securities.***

a. The Unit Holders have been advised that the VGI Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities act in reliance on exemptions therefrom.

b. The VGI Shares are being acquired solely for each Unit Holder's own account, for investment and are not being acquired with a view to or for the resale, distribution, subdivision or fractionalization thereof, the Unit Holders have no present plans to enter into any such contract, undertaking, agreement or arrangement and each Unit Holder further understands that the VGI Shares, may only be resold pursuant to a registration statement under the Securities Act, or pursuant to some other available exemption;

c. Each Unit Holder acknowledges, in connection with the exchange of the VGI Shares, that no representation has been made by representatives of VGI regarding its business, assets or prospects other than that set forth herein and that each is relying upon the information set forth in the filings made by VGI pursuant to Section 13 of the Securities Exchange Act of 1934, as amended and such other representations and warranties as set forth in this Agreement.

d. Each Unit Holder acknowledges that it is either an "accredited investor" with the meaning of Regulation D under the Securities Act or they have sufficient knowledge and experience in financial matters to be capable of evaluating the merits and risks of exchanging their VGI Shares for VGI Shares and that it is able to bear the economic risk of the transactions contemplated hereby.

e. Each Unit Holder agrees that the certificate or certificates evidencing the VGI Shares will be inscribed with substantially the following restrictive legend:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THESE SECURITIES UNDER THE SECURITIES ACT OF 1933 OR AN OPINION OF MILLENNIUM'S COUNSEL THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT."

VGI ("Svorai") Initials DS
Accurate Venture, Inc. ("Fisher") Initials WA
Robant, LLC ("Ferlanti") Initials AF
Robant, LLC ("Johnson") Initials ________

10. Termination.

10.1 ***Termination.*** This Agreement may be terminated before the Closing occurs only as follows:

By written agreement of AMV, the Unit Holders and VGI.

a. By VGI, by notice to AMV at any time, if one or more of the conditions precedent to Closing per Section 3 is not satisfied at the time at which the Closing would otherwise occur or if satisfaction of such a condition is or becomes impossible.

b. By AMV, by notice to VGI at any time, if one or more of the conditions precedent to Closing per Section 4 is not satisfied at the time at which the Closing would otherwise occur of if satisfaction of such a condition is or becomes impossible.

10.2 ***Effect of Termination.*** If this Agreement is terminated pursuant to this Section, this Agreement shall terminate without any liability or further obligation of any Party to the other.

11. *Covenants Subsequent to the Date of Closing.*

11.1 ***Capital Investments by VGI in AMV.***

a. Within forty-five (45) days of Closing, VGI shall have invested or cause to be invested into AMV an aggregate of not less than four hundred and forty thousand dollars ($440,000.00 U.S.) as working capital for the sole purpose of expanding the sales and marketing of AMV's business (the "Capital Investment"), which amount shall include its initial deposit against said Capital Investment of one hundred and four thousand dollars ($104,000) made by it to AMV pre-Closing, leaving a remaining amount to be invested after Closing of three hundred and thirty-six thousand dollars ($336,000) to be invested within forty-five (45) days of Closing. Both VGI and AMV acknowledge that the failure of VGI in whole or in part to complete, or have completed, the Capital Investment within said time period may be deemed by the Unit Holders (of record pre-Closing), in their sole collective judgment, as a cause for the cancellation, and immediate termination of Agreement and any and all agreements connected to it, and thereby

shall unwind the transaction completed herein. (See following section, "11.2 *Unwind of the Transaction*", "1. *By AMV Unit Holders.*")

b. Additionally, (a) should AMV in six (6) months or less from the date of Closing, reach five million dollars ($5,000,000) in gross revenues, VGI shall invest or cause to be invested into AMV an aggregate of not less than an additional three hundred thousand dollars ($300,000.00 U.S.) as working capital for the sole purpose of expanding the sales and marketing of AMV's business; or (b) should AMV by December 31, 2014, reach ten million dollars ($10,000,000) in gross revenues, VGI shall invest or cause to be invested into AMV an aggregate of not less than an additional seven hundred thousand dollars ($700,000.00 U.S.) as working capital for the sole purpose of expanding the sales and marketing of AMV's business.

11.2 ***Unwind of the Transaction Post Closing.***

a. ***By the Unit Holders.*** Should the Unit Holders (of record pre-Closing) at any time within forty-five (45) days of Closing (i) declare in writing a breach of the representations and warranties in this Agreement (a "Breach"), or (ii) should VGI fail in whole or in part to complete the Capital Investment as defined in Section 11.1 "a" ("Failure to Fund"), or (iii) should VGI undergo a change of control of its ownership (a "Change of Control"), which Breach, Failure to Fund or Change of Control is not waived by a majority vote of the Unit Holders (of record pre-Closing), or cured by VGI to the satisfaction of said Unit Holders in their sole collective judgment and within a time limit acceptable to them, then the Unit Holders may notify VGI in writing (the "Notice") that the transactions contemplated and executed by this Agreement and all agreements connected to it, directly or indirectly involving AMV or said Unit Holders, are to be cancelled as of the date of the Notice without charge or penalty of any kind to AMV or any of said Unit Holders by VGI and the assets and liabilities properly owned and titled to each Party before Closing shall be returned to that respective Party within five (5) business days of said Notice (the "Unwind"). Should such an Unwind occur, 26% of the ownership interest of AMV shall be immediately transferred back to the original Unit Holders owning them who, independent of receipt of the return of the AMV Units from VGI, shall within five (5) business days return any and all VGI Shares that each has received except for one million, five hundred thousand (1,500,000) Shares issued to the Unit Holders per the Closing which shall be kept as compensation for entering into the Agreement. Such VGI Shares being returned to VGI shall be properly endorsed for return to the Transfer Agent per instructions of the Transfer Agent, and, as of the date of said Notice, said Unit

VGI ("Svorai") Initials DS
Accurate Venture, Inc. ("Fisher") Initials WF
Robant, LLC ("Ferlanti") Initials AF
Robant, LLC ("Johnson") Initials ____

Holders, jointly and severally, shall take title to, or assume any and all assets and liabilities and obligations of AMV that may have been incurred from the time of Closing of this Agreement until the time of the Unwind, including, but not limited to, the repayment of any investment made by VGI as described in Section 11.1. Any and all such Unwind actions taken by said Unit Holders on behalf of AMV, in their sole judgment, shall not be challenged by VGI.

b. ***By VGI.*** Should VGI at any time within forty-five (45) days of Closing (i) declare in writing a breach of the representations and warranties in this Agreement or of any additional agreement connected to it (a "Breach") by AMV or any of the Unit Holders, or (ii) should AMV fail to meet its first month's Revenue Performance Goal (cf. Exhibit A and Exhibit B), or fall behind in the projected pace of its Revenue Performance Goals during said forty-five (45) days, which in VGI's sole judgment is unlikely to be cured by the end of calendar 2014 (a "Performance Failure"), or (iii) should AMV fail to complete an audit of AMV's books and records for up to the prior two years, in accordance with the audit parameters of the Public Company Accounting Oversight Board ("PCAOB), or fail to receive a PCAOB auditor opinion letter for such audit periods, which opinion stated in said letter is acceptable to VGI in its sole judgment (an "Audit Failure"), or (iv) should one or more of the VGI-approved, designated operational managers of AMV, representing either Accurate Venture, Inc., and/or Robant, LLC, depart the employ of, or cease to perform services for, AMV within ninety (90) days of Closing (in whole or in part, a "Change of Management"), which Breach, Performance Failure, Audit Failure or Change of Management is not waived by VGI or cured by AMV or the respective Unit Holders to the satisfaction of VGI in its sole judgment and within a time limit acceptable to VGI, then VGI in writing, at its sole option, may notify the Unit Holders of record pre-Closing that the transactions contemplated and executed by this Agreement and all agreements connected to it, including, but not limited to employment or consulting agreements, if any, directly or indirectly involving VGI, are to be immediately cancelled and terminated (the "Notice") without charge or penalty of any kind to VGI by AMV or said Unit Holders and the assets and liabilities properly owned and titled to each Party before Closing shall be returned within five (5) business days of said Notice to that respective Party, including any and all assets or liabilities of each, as well as any equity shares or membership units exchanged under this Agreement, and the Unit Holders of record pre-Closing shall as of the date of said Notice, take title to, or assume any and all assets and liabilities and obligations of AMV that may have been incurred from the time of Closing of this Agreement until the time of said Notice, including, but not limited to, the repayment of any investment made by VGI as described in Section 11.1

VGI ("Svorai") Initials DS
Accurate Venture, Inc. ("Fisher") Initials WF
Robant, LLC ("Ferlanti") Initials AF
Robant, LLC ("Johnson") Initials ____________

(the "Unwind"). Any and all such Unwind actions taken by VGI, in its sole judgment, shall not be challenged by AMV or the Unit Holders.

12. ***Notices.*** All notices, consents, assignments and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand, (b) sent by email or facsimile (with receipt confirmed), or (c) received by the delivery service (signature required), in each case to the appropriate addresses and facsimile numbers set forth as to the address of each respective Party as recorded on sunbiz.org of the Secretary of State of Florida (or to such other addresses and facsimile numbers as a Party may designate as to itself by notice to the other Parties in writing).

13. ***General Provisions.***

13.1 ***Expenses.*** Each Party shall bear its own expenses incident to the preparation, negotiation, execution and delivery of this Agreement and any and all documents and records required in connection therewith and the performance of its obligations hereunder.

13.2 ***Headings.*** The headings in this Agreement are for convenience of reference only and shall not be given any effect in the interpretation of this Agreement.

13.3 ***No Waiver.*** The failure of a Party to insist upon strict adherence to any term of this Agreement at any time shall not be interpreted as a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement at any other time. Any waiver must be in writing.

13.4 ***Entire Agreement, Amendment*** This Agreement contains the entire agreement and understanding by and between the Parties and supersedes all prior negotiations, agreements, either written or oral, and discussions concerning the subject matter hereof.

13.5 ***No Assignment.*** No portion of this Agreement or any of its provisions may be assigned, nor obligations delegated, by AMV or the Unit Holders to any third party without the prior written consent of VGI except by operations of law or regulation, including, but not limited to the receipt of any VGI Shares to be issued under this Agreement.

13.6 ***Governing Law.*** This Agreement and any other documents referred to herein shall be governed by, construed and enforced in accordance with the laws of the State of Florida, without reference to its conflict of laws principles. The Parties consent

VGI ("Svorai") Initials DS
Accurate Venture, Inc. ("Fisher") Initials WF
Robant, LLC ("Ferlanti") Initials RF
Robant, LLC ("Johnson") Initials ____

to the jurisdiction of the courts of the State of Florida and of any state and federal court located in Broward County, Florida, or any venue for the dispute of VGI's choosing.

13.7 ***Attorneys' Fees.*** In the event either Party is in default or breach of the terms or conditions of this Agreement and legal action is initiated or suit entered as a result of such default or breach, the prevailing Party shall be entitled to recover all costs incurred as a result of such default including all costs, reasonable attorney fees, paralegal expenses,, other expenses and court costs through trial, appeal and to final disposition.

13.8 ***Counterparts.*** This Agreement may be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.

13.9 ***Binding Effect.*** This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns.

13.10 ***No Interpretation Against Drafter.*** There shall be no rule of interpretation against the drafter in drafting this Agreement. Both Parties acknowledge they have had ample time to review this Agreement, make or negotiate any changes they deem necessary, and have had the opportunity to review this Agreement with their respective attorney and other counsellors.

(Signature Page Follows)

VGI ("Svorai") Initials DS
Accurate Venture, Inc. ("Fisher") Initials
Robant, LLC ("Ferlanti") Initials AF
Robant, LLC ("Johnson") Initials ______

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and entered into as of the Effective Date.

"VGI"

THE VAPOR GROUP, INC.
a Florida corporation

By: Dror Svorai
Its: President, Director

"AMV"

AMERICAN VAPORIZER, LLC
a Delaware limited liability company

By: Bill Fisher
Its: Managing Member

"Unit Holders"

THE VAPOR GROUP, INC.
a Florida corporation

By: Dror Svorai, President, for the Vapor Group, Inc.

ACCURATE VENTURE, INC.
a Florida corporation

By: Bill Fisher, President

ROBANT, LLC
a Florida limited liability company

Anthony Ferlanti, Managing Member
17787 Key Vista Way
Boca Raton, Florida 33496

Robert Johnson, Member, Robant, LLC
7545 York Drive #3W
Calyton, Missouri 63105

Notary Public State of Florida
Sandra P Garr
My Commission EE 868850
Expires 01/27/2017

SANDRA P. GARR
3/31/2014

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and entered into as of the Effective Date.

"VGI"

THE VAPOR GROUP, INC.
a Florida corporation

By: Dror Svorai
Its: President, Director

"AMV"

AMERICAN VAPORIZER, LLC
a Delaware limited liability company

By: Bill Fisher
Its: Managing Member

"Unit Holders"

THE VAPOR GROUP, INC.
a Florida corporation

By: Dror Svorai, President, for the Vapor Group, Inc.

ACCURATE VENTURE, INC.
a Florida corporation

By: Bill Fisher, President

ROBANT, LLC
a Florida limited liability company

Anthony Ferlanti, Managing Member
17787 Key Vista Way
Boca Raton, Florida 33496

Robert Johnson, Member, Robant, LLC
7545 York Drive #3W
Calyton, Missouri 63105

PATRICK SHAIN
Notary Public - Notary Seal
State of Missouri
Commissioned for St. Louis County
My Commission Expires: Nov. 4, 2016
12411237

EXHIBIT A

1. AMV Units Per Unit Holder and VGI Shares Exchanged

Name of Unit Holder	*AMV Units Owned (Pre-Closing)*	*AMV Units To Be Exchanged For VGI Shares*	*Initial VGI Share Issuance*	*AMV Units Not Exchanged (49%)*	*AMV Units Owned (Post-Closing)*
The Vapor Group, Inc. *A Florida corporation* 3901 SW 47 Avenue, Suite 415 Davie, Florida 33314	25 Units	----	(None)	—	51 Units
Accurate Venture, Inc. *A Florida corporation* 151 North Nob Hill Rd., #169 Plantation, Florida 33324	25 Units	8 2/3 Units	2,333,334	16 1/3 Units	
Robant, LLC* *A Florida limited liability company* 9858 Glades Road, #221 Boca Raton, Florida 33434	50 Units	17 1/3 Units	4,666,666	32 2/3 Units	
Total: Accurate Venture, Inc. and Robant, LLC	75 Units	26 Units	7,000,000	49 Units	49 Units
Totals	**100 Units**	**26 Units**	**7,000,000**	**49 Units**	**100 Units**

*The sole unit holders of Robant, LLC, are Anthony Ferlanti, its Managing Member, with an address of 17787 Key Vista Way, Boca Raton, Florida 33496, and Robert Johnson, with an address of 7545 York Drive #3W, Calyton, Missouri 63105.

VGI ("Svorai") Initials DS

Accurate Venture, Inc. ("Fisher") Initials ______

Robant, LLC ("Ferlanti") Initials AF

Robant, LLC ("Johnson") Initials ______

2. Initial VGI Share Issuance and Revenue Performance Goals

a. The Unit Holders transferring the twenty-six (26) AMV Units, Accurate Ventures, Inc. and Robant, LLC, shall each receive the total number of VGI Shares stated in the above table under "1." in the form of an Initial VGI Share Issuance (as hereinafter defined) in connection with the Closing, and additionally shall receive VGI "Performance Shares" which are shares to be held in trust for said Unit Holders by the corporate counsel of VGI, to be issued to them per AMV's achievement, post-Closing, of its revenue projections in the attached Exhibit B, "Revenue Performance Goals of American Vaporizer, LLC, Calendar Year 2014". The Initial VGI Share Issuance shall be an exclusive consideration for the consummation of this Agreement and not connected in any way to the issuance of any VGI Performance Shares, and the Initial VGI Share Issuance shall be issued to the Unit Holders by the Transfer Agent within five (5) business days following Closing. The remaining VGI Performance Shares shall be issued over time as earned as described in "b." which follows.

b. Each of the Unit Holders transferring the twenty-six (26) AMV Units, Accurate Ventures, Inc. and Robant, LLC, shall earn VGI Performance Shares pro-rata per each calendar month of 2014 for which AMV achieves its revenue performance goal as stated in Exhibit B (each a "Revenue Performance Goal"). Such VGI Performance Shares shall be credited as issued to said Unit Holders on the books and records of VGI and its Transfer Agent, in proportion to their pre-Closing ownership percentages, within ten (10) days of the end of each calendar month that AMV achieves that month's Revenue Performance Goal. Physical certificates or their electronic equivalent, representing the accrued, book form of said VGI Performance Shares shall be issued by the Transfer Agent within ten (10) days of the end of each calendar quarter (each a "Quarterly Delivery"), or at such date and time as each Unit Holder may specify, except that such time may not be earlier than any sequential Quarterly Delivery.

c. The Initial VGI Share Issuance shall to be subtracted from the total potential issuance of VGI Shares, such that the total remaining potential VGI Shares under this Agreement, ten million (10,000,000), shall be VGI Performance Shares.

VGI ("Svorai") Initials DS
Accurate Venture, Inc. ("Fisher") Initials [initials]
Robant, LLC ("Ferlanti") Initials [initials]
Robant, LLC ("Johnson") Initials ______

EXHIBIT B

Revenue Performance Goals of American Vaporizer, LLC, Calendar Year 2014

a. The following table defines the monthly Net Revenue Performance Goal(s) of AMV for Calendar Year 2014, that when achieved as stated will result, per Exhibit A, Item "2.", in the issuance of a quantity of VGI Performance Shares.

	Month	Net Revenue* Goal At End of Month	Accrued Net Revenue Goal Per Month	Or, Accrued Net Revenue Goal Per Calendar Quarter
1	April	75,000	75,000	
2	May	150,000	225,000	
3	June	200,000	425,000	425,000
4	July	200,000	625,000	
5	August	200,000	825,000	
6	September	200,000	1,025,000	600,000
7	October	200,000	1,225,000	
8	November	200,000	1,425,000	
9	December	200,000	1,625,000	600,000

* "Net Revenue" shall mean those amounts that AMV collects in the time period stated from the sale of its products after making any and all appropriate deductions for affiliate fees for traffic or per referral, sales commissions, uncollected or doubtful accounts, discounts, product returns, order cancellations, taxes, allowances or rebates to customers, affiliates or resellers, customer shipping costs, refunds, credits, merchant account fees and charges, or any such appropriate deductions relating to each such sale, per "U.S. Generally Accepted Accounting Policies and Practices" and U.S. accounting principles pertaining to "revenue recognition".

b. The value of the quantity of VGI Performance Shares earned per month (the "VGI Performance Share Value Per Month") for the achievement of that month's Net Revenue Performance Goal shall be equal in U.S. dollar value to ten percent (10.00%) of the Net Revenue* (the "Net Revenue Performance Percentage"), and the quantity of said VGI Performance Shares to be issued per the Net Revenue Performance Percentage shall be calculated by dividing the VGI Performance Share Value Per Month by the average of the closing market bid price of a share of VGI common stock as reported on OTC Markets.com for all trading days of said month for which said VGI Performance Shares are to be issued, less a fifty percent (50%) discount to said average closing bid market price for the month (the "Performance Share Price"). It is understood and acknowledged by all Parties, that such Performance Share Price is unpredictable, and may result in greater or lesser quantities of VGI Performance Shares earned each month. Should VGI not provide the full amount of the Capital Investment, as specified in Section 11.1, the 'Net Revenue Goal At End of Month" per the above

VGI ("Svorai") Initials DS

Accurate Venture, Inc. ("Fisher") Initials WF

Robant, LLC ("Ferlanti") Initials AF

Robant, LLC ("Johnson") Initials ______

table, and the VGI Performance Share Value Per Month shall be adjusted pro rata against the actual amount of the Capital Investment received by AMV per Section 11.1.

c. For 2014, the maximum cumulative quantity of VGI Performance Shares issuable under this Agreement, shall be ten million (10,000,000) VGI Shares, which is the total of seventeen million (17,000,000) VGI Shares issuable under this Agreement, less the Initial VGI Share Issuance of seven million (7,000,000) VGI Shares. (The "Maximum Quantity of VGI Performance Shares").

VGI ("Svorai") Initials DS
Accurate Venture, Inc. ("Fisher") Initials WF
Robant, LLC ("Ferlanti") Initials AF
Robant, LLC ("Johnson") Initials ______